Exhibit 99.1

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January 26, 2021

PG&E Bolsters Senior Leadership Team with Proven Industry Leaders

PG&E Appoints Adam Wright and Julius Cox to New, Focused Roles Designed to Better Serve Customers

SAN FRANCISCO — PG&E Corporation (NYSE: PCG) announced that its subsidiary Pacific Gas and Electric Company has appointed Adam Wright as Executive Vice President of Operations and Chief Operating Officer and Julius Cox as Executive Vice President of People and Shared Services, effective February 1, 2021. Both Mr. Wright and Mr. Cox will report to PG&E Corporation Chief Executive Officer Patti Poppe, who began her tenure at PG&E on January 4.

“I am thrilled to welcome Adam and Julius to the PG&E leadership team. In my first few weeks as CEO, I’ve been energized by the purpose, work ethic, and united commitment from our 23,000 coworkers to deliver a better PG&E experience for our customers. I’m confident that Adam and Julius are the right leaders to help us accelerate these efforts,” said Ms. Poppe. “Each of them brings unique and deep expertise, and I know they will hit the ground running and help us to make meaningful progress in safely serving our customers.”

Executive Vice President of Operations: Adam Wright

Mr. Wright will be responsible for all of the utility’s operations, including Gas, Electric and Generation. He will focus on safety, seek to increase connectivity among operational groups, standardize practices, and promote excellent execution across the board. Mr. Wright joins PG&E after serving three years as President and CEO of MidAmerican Energy (a Berkshire Hathaway Energy company), which provides electric and natural gas service to nearly 1.6 million customers in the Midwest. He joined MidAmerican Energy in 2012 to lead the expansion and operations of the company’s wind generation fleet, before taking over responsibility for the company’s gas delivery operations in 2015. Previously, he held various management roles at Northern Natural Gas, another Berkshire Hathaway Energy company.

“I recognize that millions of Californians count on PG&E to provide safe, reliable energy in a changing climate, and that our customers, communities and our company have faced serious challenges in recent years. I am humbled, honored and excited for the opportunity to help strengthen PG&E for the future. I look forward to working closely with Patti and every PG&E coworker to meet our customers’ expectations,” said Mr. Wright.

“Adam is a purpose-driven leader with strong utility expertise,” said Ms. Poppe. “I have known and admired him for years. He has a demonstrated track record of delivering industry-leading customer satisfaction through operational excellence in both electric and gas utility functions. We are fortunate to have him join our PG&E team.”

Executive Vice President of People and Shared Services: Julius Cox

Mr. Cox will be responsible for PG&E’s Human Resources, Shared Services and Supply Chain, a team charged with ensuring PG&E has the people, skills, resources and tools to meet customers’ expectations. Mr. Cox joins PG&E with more than 20 years of energy industry experience, most recently serving as Chief Human Resources Officer at American Electric Power (AEP). Prior to AEP, Mr. Cox was Chief Transformation Officer at Dynegy, a Houston-based power producer that is now part of Vistra Energy where he and his team championed a culture of performance and process improvements across the organization.

“I have been impressed by the energy and enthusiasm I’ve seen at PG&E and am excited to get started. Supporting and empowering our coworkers to perform at their best and working with the right suppliers and contractors to support us will position PG&E to successfully meet its critical mission of delivering safe, reliable, affordable and clean energy to millions of Californians,” said Mr. Cox.

“Julius brings an exceptional combination of people-centered and strategic vision to everything he does,” said Ms. Poppe. “Under his thoughtful guidance and inspiring leadership, I know our coworkers at PG&E as well as our team of suppliers and contractors will be in good hands and positioned to succeed. That’s good for PG&E, good for California, and good for the customers we have the privilege of serving.”

More About Adam Wright and Julius Cox

Adam Wright joined the Berkshire Hathaway Energy family of businesses in 1996 and worked as a leader in a number of those companies until he joined PG&E. From 2003 to 2009, Mr. Wright served in various management roles within Northern Natural Gas’ operations group and was responsible for the development of the company’s integrity management program for high-consequence areas and the completion of major pipeline expansion projects. From 2010 to 2011, Mr. Wright served as Vice President of Marketing, managing negotiation and execution of long-term service agreements and customer satisfaction initiatives. He then joined MidAmerican in 2012. Mr. Wright holds a bachelor’s degree in civil engineering from the University of Nebraska at Omaha.

Before becoming the company’s Chief Transformation Officer, Julius Cox was Dynegy’s Chief Administrative Officer with responsibility for human resources, information technology, business services, investor relations, regulatory and governmental affairs, and communications. Mr. Cox joined Dynegy in 2001 as a human resources director and held progressive leadership roles in human resources. Before joining Dynegy, Mr. Cox was a consultant at Arthur Andersen and worked in human resources roles at Shell Oil and Neiman Marcus. He holds a bachelor’s degree in business management and a master’s degree in human resource management from Texas A&M University. He also completed the Wharton Advanced Management Program at the University of Pennsylvania and previously served as an Independent Director for the Midwest Reliability Organization.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California.  For more information, visit http://www.pgecorp.com. In this press release, they are together referred to as “PG&E.”